Exhibit 99.3

WARRANT AMENDMENT AGREEMENT

THIS WARRANT AMENDMENT AGREEMENT (this “Agreement”) is hereby entered into effective as of January 13, 2009, by Nuance Communications, Inc. (the “Company”) and the warrant holders set forth under the heading “Warrant Holders” on the signature pages hereto (the “Holders”).

WHEREAS, the Holders are the legal and beneficial holders of the following warrants (each a “Warrant” and, collectively, the “Warrants”), each of which (a) was issued as of the respective “Original Issue Dates” (as set forth below), (b) was issued to the respective “Original Warrant Holder” (as set forth below), and (c) is currently held by the “Current Warrant Holder” (as set forth below) with the respective “Original Exercise Period Termination Date/Expiration Date” (as set forth below) (each a “Termination/Expiration Date”):

Warrant Number and Original Issue Date	Original Warrant Holder	Current Warrant Holder	Original Exercise Period Termination Date / Expiration Date

W-20 4/8/04	Warburg Pincus Private Equity VIII, L.P.	Warburg Pincus Private Equity VIII, L.P.	3/2/09

W-21 4/8/04	Warburg Pincus Netherlands Private Equity VIII, C.V. I	Warburg Pincus Netherlands Private Equity VIII, C.V. I	3/2/09

W-22 4/8/04	Warburg Pincus Netherlands Private Equity VIII, C.V. II	Warburg Pincus Netherlands Private Equity VIII, C.V. I	3/2/09

W-23 4/8/04	Warburg Pincus Germany Private Equity VIII K.G.	WP-WPVIII Investors, L.P.	3/2/09

W-24 5/9/05	Warburg Pincus Private Equity VIII, L.P.	Warburg Pincus Private Equity VIII, L.P.	5/9/09

W-25 5/9/05	Warburg Pincus Netherlands Private Equity VIII, C.V. I	Warburg Pincus Netherlands Private Equity VIII, C.V. I	5/9/09

W-26 5/9/05	Warburg Pincus Germany Private Equity VIII, K.G.	WP-WPVIII Investors, L.P.	5/9/09

; and

WHEREAS, the Holders desire to amend each of the Warrants in order to extend each Termination/Expiration Date on the terms set forth herein; and

WHEREAS, the Company and the Holders may so amend each of the Warrants upon mutual written agreement of the Company and the Holders.

NOW THEREFORE, in consideration of the above premises and for due and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Holders do hereby agree as follows:

1.             Amendment of Exercise Period Termination Dates.  With respect to each of the Warrants identified on the table above as Warrant Numbers W-20, W-21, W-22 and W-23:  (A) in such Warrant’s introductory paragraph, the reference to “March 2, 2009” shall be deleted and replaced with the following: “the date (the “Expiration Date”) that is one day following the fifth (5th) Business Day after the six (6) month anniversary of the Closing Date (as defined in the certain Purchase Agreement, dated as of January 13, 2009, by and among the Company (currently known as Nuance Communications, Inc.), Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (the “Purchase Agreement”)); provided, however, that if the Purchase Agreement is terminated pursuant to its terms, the Expiration Date shall be the date that is one day following the fifth (5th) Business Day after the later of (a) March 2, 2009 or (b) the date of termination of the Purchase Agreement” and (B) in Section 1.4 of such Warrant, the reference to “March 2, 2009” shall be deleted and replaced with “the Expiration Date.”

2.             Amendment of Expiration Dates.  With respect to each of the Warrants identified on the table above as Warrant Numbers W-24, W-25 and W-26, in Section 1(a)(x) of such Warrant, the words “5:00 p.m. Eastern Time on the four year anniversary of the Issuance Date” shall be deleted and replaced with the following: “the date (the “Expiration Date”) that is one day following the fifth (5th) Business Day after the six (6) month anniversary of the Closing Date (as defined in the certain Purchase Agreement, dated as of January 13, 2009, by and among the Company (currently known as Nuance Communications, Inc.), Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (the “Purchase Agreement”)); provided, however, that if the Purchase Agreement is terminated pursuant to its terms, the Expiration Date shall be the date that is one day following the fifth (5th) Business Day after the later of (a) May 9, 2009 or (b) the date of termination of the Purchase Agreement”.

3.              Miscellaneous.

(a)           This Agreement is only effective as to the amendments set forth and described above, and in no way affects or impairs the rights of the Company or the Holders with respect to any other rights or obligations pursuant to the Warrants and each of the Company and the Holders acknowledge that the Warrants shall otherwise remain in effect pursuant to their terms.  The amendments set forth and described above shall be effective immediately upon execution of this Agreement without further action on the part of the Company or the Holders.

(b)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

(c)           This Agreement may be executed in counterpart, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

(d)           The Board of Directors of the Company, has approved the authorization, execution and delivery of this Agreement and the transactions contemplated hereby, including, to the extent applicable, for purposes exempting the transactions contemplated hereby from liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including Rule 16b-3.

IN WITNESS WHEREOF, each of the Company and the Holders has executed this Agreement as of the date and year first set forth above.

NUANCE COMMUNICATIONS, INC.:		WARRANT HOLDERS:

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

		By:	Warburg Pincus & Co.,
its General Partner
By:	/s/ Tom Beaudoin
Name:	Tom Beaudoin
Title:	Chief Financial Officer	By:	/s/ Patrick Severson
		Name:	Patrick Severson
		Title:	Partner

WARBURG PINCUS NETHERLANDS PRIVATE EQUITY VIII, C.V. I

		By:	Warburg Pincus & Co.,
its General Partner

		By:	/s/ Patrick Severson
		Name:	Patrick Severson
		Title:	Partner

WP-WPVIII INVESTORS, L.P.

		By:	Warburg Pincus Partners LLC,
its General Partner

		By:	Warburg Pincus & Co.,
its Managing Member

		By:	/s/ Patrick Severson
		Name:	Patrick Severson
		Title:	Partner

[Signature Page to Warrant Amendment Agreement]